United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

Filed by Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

AQUA METALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

This definitive proxy statement (this “Proxy Statement”) amends and restates the definitive proxy statement of Aqua Metals, Inc. (the “Company”), filed with the Securities and Exchange Commission (the “SEC”) on April 17, 2018 and first disseminated to the Company’s stockholders on or about April 18, 2018, relating to the solicitation of proxies on behalf of the Board of Directors of the Company (the “Board”) for use at the Company’s 2018 Annual Meeting of Stockholders (the “Annual Meeting”), to be held at the Waterfront Hotel, 10 Washington Street, Oakland, California 94607, at 10:00 a.m. local time, on June 12, 2018, or any adjournment or postponement thereof (the “Annual Meeting”).

As previously announced, on May 2, 2018, the Company entered into a definitive settlement agreement (the “Settlement Agreement”) with David L. Kanen and Kanen Wealth Management, LLC (collectively, together with certain of their respective affiliates and the other participants in their pending proxy solicitation and members of their “group” (as such term is defined in Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the “Kanen Group”) with respect to the solicitation of proxies by the Kanen Group in opposition to the election of the director candidates nominated by the Board for election at the Annual Meeting. As a result of the Settlement Agreement, the Kanen Group has terminated its opposition solicitation and has withdrawn its nomination of opposition director candidates previously submitted to the Company.

Pursuant to the Settlement Agreement, the Board has (i) expanded the Board from five (5) to six (6) directors, (ii) appointed S. Shariq Yosufzai and Sushil (“Sam”) Kapoor as directors of the Company, effective as of the date of Settlement Agreement, and (iii) nominated Messrs. Yosufzai and Kapoor as Board-approved and recommended director candidates for election to the Board by the Company’s stockholders at the Annual Meeting, in addition to Vincent L. DiVito, Mark Slade, Eric Prouty and Mark Stevenson, each of whom had previously been nominated by the Board for election to the Board at the Annual Meeting. The Board has also elected Mr. Yosufzai to serve as Non-Executive Chairman and lead independent director of the Board. In connection with the Settlement Agreement, Selwyn Mould has resigned as a director of the Company, effective upon the execution and delivery of the Settlement Agreement. The Board has also determined to postpone the date of the Annual Meeting from June 5, 2018 to June 12, 2018.

For additional information regarding the Settlement Agreement and the transactions contemplated thereby, please refer to the section captioned “Certain Relationships and Related Transactions” in this Proxy Statement.

May 7, 2018

Dear Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders (which we refer to as the “Annual Meeting”) of Aqua Metals, Inc., a Delaware corporation (which we refer to as “we,” “us,” “our,” or the “Company”), to be held at the Waterfront Hotel, 10 Washington Street, Oakland, California 94607, at 10:00 a.m. local time, on June 12, 2018.

At the Annual Meeting, you will be asked to consider and vote upon the following proposals to:

(1)	elect six (6) directors nominated by the Company’s Board of Directors (which we refer to as the “Board”) to serve as directors of the Company for the ensuing year;

(2)	ratify the appointment of Armanino LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

(3)	transact such other business as may properly come before the Annual Meeting or at any continuation, postponement or adjournment thereof.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe these matters in more detail. We urge you to read this information carefully.

The Board recommends a vote: FOR each of the Board’s six (6) nominees for director named in the Proxy Statement, and FOR the ratification of the appointment of Armanino LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

As previously announced, on May 2, 2018, the Company entered into a definitive settlement agreement (the “Settlement Agreement”) with David L. Kanen and Kanen Wealth Management, LLC (collectively, together with certain of their respective affiliates and the other participants in their pending proxy solicitation and members of their “group” (as such term is defined in Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the “Kanen Group”) with respect to the solicitation of proxies by the Kanen Group in opposition to the election of the director candidates nominated by the Board for election at the Annual Meeting. Pursuant to the Settlement Agreement, the Kanen Group has terminated its opposition solicitation and has withdrawn its nomination of opposition director candidates previously submitted to the Company. As a result, the Annual Meeting is no longer a contested election. The six (6) director nominees named in the Proxy Statement and on the accompanying proxy card have been approved and recommended by your Board.

Your vote is very important. Whether or not you attend the Annual Meeting in person, and regardless of the number of shares of Aqua Metals, Inc. that you own, it is important that your shares be represented and voted at the Annual Meeting. Therefore, your Board urges you to vote your shares of common stock via the Internet, telephone or by promptly marking, dating, signing and returning the proxy card in the postage-paid envelope enclosed. Voting over the Internet or by telephone will ensure that your shares are represented at the Annual Meeting.

Any GOLD proxy card that you submit or previously submitted will not be counted. Only the latest-dated and validly executed proxy that you submit will count at the Annual Meeting.

On behalf of the Board of Aqua Metals, Inc., we thank you for your support and participation.

Sincerely,

S. Shariq Yosufzai
Chairman of the Board

If you have any questions or need assistance in

voting your shares, please contact the Company’s proxy solicitor listed below:

1407 Broadway

New York, New York 10018

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

AQUA METALS, INC.

1010 Atlantic Avenue

Alameda, California 94501

(510) 479-7635

 NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2018

The 2018 Annual Meeting of Stockholders (which we refer to as the “Annual Meeting”) of Aqua Metals, Inc., a Delaware corporation (which we refer to as “we,” “us,” “our,” or the “Company”), will be held on June 12, 2018, at 10:00 a.m. local time, at the Waterfront Hotel, 10 Washington Street, Oakland, California 94607. We will consider and act on the following items of business at the Annual Meeting:

1.	To elect six (6) directors nominated by the Company’s Board of Directors (which we refer to as the “Board”) to serve as members of the Board until the next annual meeting of stockholders and until their successors are duly elected and qualified. The Board’s director nominees named in the Proxy Statement for election to our Board are: Vincent L. DiVito, Mark Slade, Mark Stevenson, Eric A. Prouty, S. Shariq Yosufzai and Sushil (“Sam”) Kapoor;

2.	To ratify the appointment of Armanino LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018; and

3.	To transact such other business as may properly come before the Annual Meeting or at any continuation, postponement or adjournment thereof.

The Proxy Statement accompanying this Notice describes each of these items of business in detail. Only stockholders of record at the close of business on April 25, 2018 are entitled to notice of, to attend, and to vote at, the Annual Meeting or any continuation, postponement or adjournment thereof.

Our Board recommends a vote: FOR each of the Board’s six (6) nominees for director named in the Proxy Statement, and FOR the ratification of the appointment of Armanino LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

As previously announced, on May 2, 2018, the Company entered into a definitive settlement agreement (the “Settlement Agreement”) with David L. Kanen and Kanen Wealth Management, LLC (collectively, together with certain of their respective affiliates and the other participants in their pending proxy solicitation and members of their “group” (as such term is defined in Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the “Kanen Group”) with respect to the solicitation of proxies by the Kanen Group in opposition to the election of the director candidates nominated by the Board for election at the Annual Meeting. Pursuant to the Settlement Agreement, the Kanen Group has terminated its opposition solicitation and has withdrawn its nomination of opposition director candidates previously submitted to the Company. As a result, the Annual Meeting is no longer a contested election. The six (6) director nominees named in the Proxy Statement and on the accompanying proxy card have been approved and recommended by your Board.

Your vote is very important. All stockholders are cordially invited to attend the Annual Meeting in person. To ensure your representation at the Annual Meeting, you are urged to vote your shares of common stock via the Internet, telephone or by promptly marking, dating, signing, and returning the proxy card in the postage-paid envelope enclosed. Voting instructions are printed on your proxy card and included in the accompanying Proxy Statement. Any stockholder attending the Annual Meeting may vote in person even if he or she previously submitted a proxy. If your shares of common stock are held by a bank, broker or other agent, please follow the instructions from your bank, broker or other agent to have your shares voted.

Any GOLD proxy card that you submit or previously submitted will not be counted. Only the latest-dated and validly executed proxy that you submit will count at the Annual Meeting.

Sincerely,

S. Shariq Yosufzai
Chairman of the Board

Alameda, California

May 7, 2018

If you have any questions or need assistance in

voting your shares, please contact the Company’s proxy solicitor listed below:

1407 Broadway

New York, New York 10018

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

PROXY STATEMENT

AQUA METALS, INC.

1010 Atlantic Avenue

Alameda, California 94501

(510) 479-7635

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2018

INFORMATION ABOUT THE ANNUAL MEETING

General

Your proxy is solicited on behalf of the Board of Directors (which we refer to as our “Board”) of Aqua Metals, Inc., a Delaware corporation (which we refer to as “we,” “us,” “our,” or the “Company”), for use at our 2018 Annual Meeting of Stockholders (which we refer to as the “Annual Meeting”) to be held on June 12, 2018, at 10:00 a.m. local time, at the Waterfront Hotel, 10 Washington Street, Oakland, California 94607, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this Proxy Statement and in the accompanying Notice of Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting.

We intend to mail this Proxy Statement, the proxy card and the Notice of Annual Meeting on or about May 9, 2018 to all stockholders of record entitled to vote at the Annual Meeting.

Who Can Vote, Outstanding Shares

Record holders of our common stock as of the close of business on April 25, 2018, the record date for the Annual Meeting, are entitled to vote at the Annual Meeting on all matters to be voted upon. As of the record date, there were 28,694,210 shares of our common stock outstanding, each entitled to one vote.

Voting of Shares

You may vote by attending the Annual Meeting and voting in person or you may vote by submitting a proxy. The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock in street name, which means that your shares are held of record by a broker, bank or other nominee, you will receive a voting instruction form from your broker, bank or other nominee that includes instructions on how to vote your shares by mail, Internet or telephone. If you hold your shares of common stock as a record holder, you will receive a proxy card and you may vote your shares in three ways:

● By Internet — You can vote via the Internet by following the instructions on the enclosed proxy card;

● By Telephone — You can vote by telephone by following the instructions on the proxy card; or

● By Mail — You can vote by mail by signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided with this proxy statement.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the Annual Meeting. If you properly submit your proxy to us in time to vote at the Annual Meeting, one of the individuals named as your proxy will vote your shares at the Annual Meeting as you have directed. Any stockholder attending the Annual Meeting may vote in person even if he or she previously submitted a proxy.

Any GOLD proxy card that you submit or previously submitted will not be counted. Only the latest-dated and validly executed proxy that you submit will count at the Annual Meeting.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically and in writing) received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted as follows:

●	FOR each of the Board’s six (6) nominees for director named in this Proxy Statement; and

●	FOR the ratification of the appointment of Armanino LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

With respect to any other matter that properly comes before the Annual Meeting or any continuation, postponement or adjournment thereof, the proxy-holders will vote as recommended by our Board, or if no recommendation is given, in their own discretion.

As previously announced, on May 2, 2018, the Company entered into a definitive settlement agreement (the “Settlement Agreement”) with David L. Kanen and Kanen Wealth Management, LLC (collectively, together with certain of their respective affiliates and the other participants in their pending proxy solicitation and members of their “group” (as such term is defined in Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the “Kanen Group”) with respect to the solicitation of proxies by the Kanen Group in opposition to the election of the director candidates nominated by the Board for election at the Annual Meeting. Pursuant to the Settlement Agreement, the Kanen Group has terminated its opposition solicitation and has withdrawn its nomination of opposition director candidates previously submitted to the Company. As a result, the Annual Meeting is no longer a contested election. The six (6) director nominees named in this Proxy Statement and on the accompanying proxy card have been approved and recommended by your Board.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions:

●	delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

●	signing and delivering a new proxy card, relating to the same shares and bearing a later date than the original proxy card;

●	submitting another proxy over the Internet or via telephone (your latest voting instructions are followed); or

●	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of Company proxies should be addressed to:

Aqua Metals, Inc.

1010 Atlantic Avenue

Alameda, California 94501

Attention: Corporate Secretary

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See below regarding how to vote in person if your shares are held in street name.

If you need assistance changing or revoking your proxy, please call our proxy solicitors, MacKenzie Partners, toll free at (800) 322-2885 or at (212) 929-5500 or by email to proxy@mackenziepartners.com.

Voting in Person

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the record holder of the shares, which is the broker or other nominee, authorizing you to vote at the Annual Meeting.

Stockholders who wish to attend the Annual Meeting will be required to present verification of ownership of our common stock, such as a bank or brokerage firm account statement, and will be required to present a valid government-issued picture identification, such as a driver’s license or passport, to gain admittance to the Annual Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Quorum and Votes Required

The inspector of elections appointed for the Annual Meeting will tabulate votes cast by proxy or in person at the Annual Meeting. The inspector of elections will also determine whether a quorum is present. In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority in voting power of all of the shares of the stock entitled to vote at the Annual Meeting must be present in person or represented by proxy at the Annual Meeting. Shares that abstain from voting on any proposal will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum is present.

Proposal No. 1: Election of Directors. A plurality of the votes cast by the holders of shares entitled to vote in the election of directors at the Annual Meeting is required for the election of directors. Accordingly, the six (6) director nominees receiving the highest number of votes will be elected. Abstentions are not treated as votes cast and, therefore, will not have any effect on the outcome of the election of directors.

Proposal No. 2: Ratification of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the votes cast and entitled to vote at the Annual Meeting is required for the ratification of the appointment of Armanino LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Abstentions will not be counted either for or against this proposal.

We will also consider any other business that properly comes before the Annual Meeting, or any adjournment or postponement thereof. As of the record date, we are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, but we did not have notice of such matters prior to March 12, 2018, the persons named on the enclosed proxy card will vote the shares as recommended by our Board, or if no recommendation is given, in their own discretion.

Solicitation of Proxies

Our Board is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of this Proxy Statement by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send proxies and proxy materials to those beneficial owners. We will reimburse those record holders for their reasonable expenses. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by Internet, facsimile or special delivery letter.

We have retained MacKenzie Partners, Inc. (which we refer to as “MacKenzie Partners”), a proxy solicitation firm, to perform various solicitation services in connection with the Annual Meeting. We will pay MacKenzie Partners a fee not to exceed $225,000, plus phone and other related expenses, in connection with its solicitation services. MacKenzie Partners has engaged approximately 25 of its employees to assist the Company in connection with the solicitation of proxies.

As a result of the now withdrawn proxy solicitation by the Kanen Group, we have incurred substantial additional costs in connection with the solicitation of proxies. These additional solicitation costs include the fees and expenses payable to our proxy solicitor, fees and expenses of our outside media and communications consulting firm, fees and expenses of outside counsel in connection with a contested election of Company directors, costs associated with SEC filings, increased mailing costs, such as the costs of additional mailings of solicitation material to stockholders, advertising costs in connection with a contested election of directors, increased printing costs, reimbursement of reasonable expenses of banks, brokerage houses and other agents incurred in forwarding solicitation materials to beneficial owners of our common stock, the costs of retaining an independent inspector of election, and reimbursement, pursuant to the Settlement Agreement (as defined below), of certain fees and expenses incurred by the Kanen Group in connection with its now withdrawn proxy solicitation. The total amount of such additional solicitation costs (excluding the amounts normally expended for a solicitation for an election of directors in the absence of a contest and salaries and wages of regular employees and officers) was approximately $950,000.

Stockholder List

A list of stockholders eligible to vote at the Annual Meeting will be available for inspection, for any purpose germane to the Annual Meeting, at the principal executive office of the Company during regular business hours for a period of no less than ten (10) days prior to the Annual Meeting.

Who Can Answer Your Questions

Your vote at this year’s Annual Meeting is especially important, no matter how many or how few shares you own. Please sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope promptly or vote by Internet or telephone.

If you have any questions or need assistance in

voting your shares, please contact the Company’s proxy solicitor listed below:

1407 Broadway

New York, New York 10018

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

Forward-Looking Statements

This Proxy Statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our 2017 Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Board Nominees

Our Board currently consists of six (6) members, all of whom are independent under the listing requirements and rules of the Nasdaq Stock Market and Rule 10A-3 under the Exchange Act. Based upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated each of the Company’s six (6) current directors for election at the Annual Meeting.

Our Board and the Nominating and Corporate Governance Committee believe the directors nominated collectively have or will have the experience, qualifications, attributes and skills to effectively oversee the management of the Company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing the Company, a willingness to devote the necessary time to Board duties, a commitment to representing the best interests of the Company and our stockholders and a dedication to enhancing stockholder value.

Each director elected at the Annual Meeting will serve a one (1) year term until the Company’s next annual meeting and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Unless otherwise instructed, the proxy-holders will vote the proxies received by them for the six (6) nominees named below. If any of the nominees is unable, or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board to fill the vacancy. It is not presently expected that any of the nominees named below will be unable or will decline to serve as a director. If additional persons are nominated for election as directors, the proxy-holders intend to vote all proxies received by them in a manner to assure the election of as many of the nominees listed below as possible. In such event, the specific nominees to be voted for will be determined by the proxy-holders.

Set forth below are the names, ages and positions of our director nominees as of the date of this Proxy Statement:

Name	Age	Position with the Company
Vincent L. DiVito (a), (b), (c), (d)	58	Independent Director
Mark Slade (a), (c)	57	Independent Director
Mark Stevenson (a), (b), (c), (d)	56	Independent Director
Eric A. Prouty	48	Independent Director
S. Shariq Yosufzai (c), (d)	65	Non-Executive Chairman and Lead Independent Director
Sam Kapoor (b), (d)	71	Independent Director

(a) Member of the Audit Committee of our Board.

(b) Member of the Compensation Committee of our Board.

(c) Member of the Nominating and Corporate Governance Committee of our Board.

(d) Member of the CEO Search Committee of our Board.

Required Vote

A plurality of the votes cast by the holders of shares entitled to vote in the election of directors at the Annual Meeting is required for the election of directors. Accordingly, the six (6) director nominees receiving the highest number of votes will be elected. Abstentions are not treated as votes cast and, therefore, will not have any effect on the outcome of the election of directors.

Board Recommendation

As result of the Settlement Agreement entered into between the Company and the Kanen Group, and the Kanen Group’s termination of its opposition solicitation and withdrawal its nomination of opposition director candidates previously submitted to the Company, the Annual Meeting is no longer a contested election. The six (6) director nominees named in this Proxy Statement and on the accompanying proxy card have been approved and recommended by your Board.

OUR BOARD RECOMMENDS A VOTE “FOR” EACH OF THE BOARD’S SIX (6) NOMINEES FOR DIRECTOR NAMED IN THIS PROXY STATEMENT.

Any GOLD proxy card that you submit or previously submitted will not be counted. Only the latest-dated and validly executed proxy that you submit will count at the Annual Meeting.

Vacancies on our Board, including any vacancy created by an increase in the size of our Board, may be filled only by a majority of the directors remaining in office (even though less than a quorum of our Board) or a sole remaining director, and not by stockholders. A director elected by our Board to fill a vacancy will serve until the next annual meeting of stockholders and until such director’s successor is elected and qualified, or until such director’s earlier retirement, resignation, disqualification, removal or death.

If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by our Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by our Board. Each nominee has provided a consent permitting the Company to name such nominee in this Proxy Statement and has agreed to serve if elected. Our Board has no reason to believe that any nominee will be unable to serve.

Information about Director Nominees

Set forth below is biographical information for each nominee and a summary of the specific qualifications, attributes, skills and experiences which led our Board to conclude that each nominee should serve on our Board at this time. There are no family relationships among any of the directors or executive officers of the Company.

Vincent L. DiVito has served as a member of our Board since May 2015. From April 19, 2018 to May 2, 2018, Mr. DiVito served as non-executive Chairman of the Board. Since April 2010, Mr. DiVito has served as the owner and chief executive officer of Vincent L. DiVito, Inc., a financial and management consulting firm. From January 2008 to April 2010, Mr. DiVito served as president of Lonza America, Inc., a global life sciences chemical business headquartered in Allendale, New Jersey, and also served as chief financial officer and treasurer of Lonza America, Inc. from September 2000 to April 2010. Lonza America, Inc. is part of Lonza Group, whose stock is traded on the Swiss Stock Exchange. From 1990 to September 2000, Mr. DiVito was employed by Algroup Wheaton, a global pharmaceutical and cosmetics packaging company, first as its director of business development and later as its vice president and chief financial officer. Mr. DiVito is a certified public accountant and certified management accountant and is a National Association of Corporate Directors Board Leadership Fellow. He served on the board of directors and chairman of the audit committee of Entertainment Gaming Asia Inc., a Nasdaq listed company gaming company, from October 2005 until its acquisition in July 2017, and also served as a member of the board of directors of Riviera Holdings Corporation, formerly an AMEX listed gaming and resort company, from July 2002 until the consummation of a change in control of the corporation in March 2011.

Mr. DiVito has extensive knowledge of accounting and corporate governance issues from his experience serving on various corporate boards of directors and has extensive operational knowledge as a result of his experience as a senior executive officer of major corporations. As a result of these and other professional experiences, our Board has concluded that Mr. DiVito is qualified to serve as a director.

Mark Slade has served as a member of our Board since June 2015. Mr. Slade was the chief executive officer and founder of Marex Financial Ltd, one of Europe’s leading independent commodity brokers, from January 2006 to January 2011. Marex was a member of the London Metal Exchange, Intercontinental Exchange, The London International Financial Futures and Options Exchange and Eurex Exchange, with offices in London, Geneva and New York. Since leaving Marex Financial, Mr. Slade has held a number of advisory and executive roles. From December 2011 to December 2012, he was an advisor on international business development to the Hong Kong Mercantile Exchange. From January 2013 to July 2013, Mr. Slade was chief executive officer of London Capital Group. Since January 2015, Mr. Slade has served as an advisor on strategy and business development to Tower Trading Group Ltd. In addition to his corporate roles, Mr. Slade also held a number of board and committee appointments within the commodity futures industry, including being a board member of the London Metal Exchange (1999 - 2006) and the Futures and Options Association (2005-2008).

Mr. Slade has extensive knowledge of the metals and other commodity markets from his experience serving as a senior executive officer and consultant to commodity trading and brokerage firms. As a result of these and other professional experiences, our Board has concluded that Mr. Slade is qualified to serve as a director.

Mark Stevenson has served as a member of our Board since December 2016. Mr. Stevenson was the technical marketing director - Asia for Ecobat Technologies Ltd., a global company that produces and recycles lead, from March 2010 to April 2016. He currently serves as Technical Director for Global Lead Technologies and is a non-executive director for Metallic Waste Solutions, trading as Metsol Pty Ltd, a start-up company. He also serves as chairman and organizer of the two Asian battery and international secondary lead conferences held biennially across Asia.

Mr. Stevenson has extensive knowledge of the metals and other commodity markets from his experience serving as an executive officer, director and consultant to businesses in the lead industry. As a result of these and other professional experiences, our Board has concluded that Mr. Stevenson is qualified to serve as a director.

Eric A. Prouty has served as a member of the Board since April 19, 2018. Since January 2012, Mr. Prouty has been an independent consultant providing business development and capital markets consulting services. Mr. Prouty has been a director of Hudson Technologies (NASDAQ: HDSN) since September 2014. From March 2006 through November 2011, Mr. Prouty served as an equity research analyst covering the sustainability sector for Canaccord Genuity, formerly known as Canaccord Adams, a global investment banking firm. Between February 2001 and March 2006 Mr. Prouty served as an sustainability focused equity research analyst for Adams Harkness. While at Adams Harkness, Mr. Prouty served on the firm’s Board of Directors from 2004 until in early 2006 and also served as Director of Research from 2004 until 2007. Between March 2000 and February 2001, Mr. Prouty served as an equity research analyst for the investment banking firm of Robertson Stephens covering the sustainability sector. Prior to 2000, Mr. Prouty held positions in the research departments of a number of sell side and buy side firms. Mr. Prouty currently is a Trustee and Treasurer of the Hancock Shaker Village.

Mr. Prouty has extensive experience as an equity research analyst in the investment banking field, focusing on the sustainability industry. As a result of these and other professional experiences, our Board has concluded that Mr. Prouty is qualified to serve as a director.

S. Shariq Yosufzai has served as a member of the Board since May 2, 2018. Mr. Yosufzai was most recently the Vice President, Global Diversity for the Chevron Corporation (“Chevron”)(CVX), a multinational energy corporation, from 2013 to March 2018. He held a number of positions at Chevron and its various affiliates, including Vice President (from 2010 to 2013); President of Chevron Global Marketing, a business unit within Chevron (from 2004 to 2010); Co-President of Chevron Products Company, North America, Chevron’s North America Refining & Marketing operations (from 2003 to 2004); and President of Chevron Texaco Global Lubricants (from 2001 to 2003). Prior to that, he worked at Caltex Corporation, a joint venture between Chevron and Texaco, Inc., as the Corporate Vice President, Caltex Corporation & President, Caltex Lubricants & New Business Development (from 2000 to 2001) and held a number of other senior level management positions at Caltex Corporation from 1998 to 2000. From 1991 to 1998, he worked at Texaco Inc., a subsidiary of Chevron, and served as the President of Texaco Lubricants Company from 1994 to 1998. As part of a joint enterprise between Texaco, Inc. and Saudi Aramco, Mr. Yosufzai was employed at Star Enterprise from 1988 to 1991 where he held a number of positions and prior to that began his career at Texaco, Inc., from 1975 to 1983. His past board memberships include Chairman of the Board of Directors of Caltex Lubricants Lanka Ltd.; Member of the Board of Directors of Caltex Australia Limited; and Member of the Management Committee of Star Enterprise. Mr. Yosufzai currently serves as Chair of the AIChE Foundation (The American Institute of Chemical Engineers) since November 2017, Chair of the Board of Directors of the California Chamber of Commerce and is an Executive Committee Member of the San Francisco Opera’s Board of Directors. He previously served as Chair of the Board of the Association of Former Students of Texas A&M. Mr. Yosufzai also serves as Executive Sponsor of Chevron’s University Partnership Program for the University of California, Berkeley, and Texas A&M University, and on the Advisory Board of Texas A&M’s Dwight Look College of Engineering and on the Chancellor’s Century Council of the Texas A&M University System. Named a Distinguished Graduate of the Chemical Engineering Department of Texas A&M University in 1998, in 1999 he became the first person to be honored by the school as both an Outstanding International Alumnus and a Distinguished Alumnus. In 2011, he served as Chair of the Board of the California Chamber of Commerce and was named an Outstanding Alumnus of the Dwight Look College of Engineering at Texas A&M. He attended Extensive Education schools at both Columbia University, Graduate School of Business at Arden House and McIntire School of Commerce, University of Virginia and received his B.S. in Chemical Engineering from Texas A&M University.

Mr. Yosufzai has extensive managerial, operational and financial experience. As a result of these and other professional experiences, our Board has concluded that Mr. Yosufzai is qualified to serve as a director.

Sam Kapoor, has served as a member of the Board since May 2, 2018. Mr. Kapoor was the Chief Global Operations Officer of Equinix, Inc., a multinational company that specializes in internet connection and related services, since January 2008 until March 2018. As the Chief Operations executive at Equinix, Inc. since early 2001, Mr. Kapoor played a major role in steering the company from near bankruptcy to its current industry leading position. During this period Equinix, Inc. grew from 7 data centers in 6 markets in one country with annual revenue of less than $20 million to more than 180 data centers in 44 metros across 25 major countries spread over 4 continents with annual revenues exceeding $5 Billion. During the same period, the stock price grew from a split adjusted low of around $5 to its current price of more than $400. Mr. Kapoor served as Vice President of Operations of Equinix, Inc., from March 2001 to December 2006 and also served as its Senior Vice President of IBX Operations from December 2006 to January 2008. Prior to joining Equinix, Mr. Kapoor served as Vice President of hosting operations at UUNET Technologies, Inc., the Internet division of MCI (formerly known as WorldCom) from November 1999 to February 2001. He was responsible for the build-out and day-to-day operations of six hosting centers. From May 1995 to November 1999, he served as Vice President, Global Network Technology for Compuserve Network Services, an Internet access provider. Mr. Kapoor served as Senior Director of Telecommunications for over 10 years at Lexis-Nexis in Miamisburg. Mr. Kapoor holds an M.B.A. (Operations Research) from Miami University of Ohio and an M.S. in Electrical Engineering from the University of Cincinnati.

Mr. Kapoor has extensive operational and managerial experience from serving as an executive officer at several major companies. As a result of these and other professional experiences, our Board has concluded that Mr. Kapoor is qualified to serve as a director.

CORPORATE GOVERNANCE

Board Composition

Our Board may establish the authorized number of directors from time to time by resolution. Our Board currently consists of six (6) authorized members. During the year ended December 31, 2017, our Board met eleven times and acted by unanimous written consent six times. Our Board does not have a policy regarding Board members’ attendance at meetings of our stockholders, and two members of our Board attended our prior year’s annual meeting of stockholders.

Generally, under the listing requirements and rules of the Nasdaq Stock Market, independent directors must comprise a majority of a listed company’s board of directors. Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Our Board has determined that none of our director nominees has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the Nasdaq Stock Market. In making this determination, our Board considered the current and prior relationships that each nonemployee director nominee has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each nonemployee director nominee. Accordingly, a majority of our directors are independent, as required under applicable Nasdaq Stock Market rules, as of the date of this Proxy Statement.

Committees of the Board of Directors

Our Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a CEO Search Committee. Our Board may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each of our committees (other than the CEO Search Committee, the responsibilities and authority of which have been determined by resolution of the Board) operates under a written charter, a copy of which is available at our investor relations website is located at http://investors.aquametals.com/.

Audit Committee

Our Audit Committee consists of Vincent DiVito, Mark Slade and Mark Stevenson, with Mr. DiVito serving as chairperson. The composition of our Audit Committee meets the requirements for independence under current Nasdaq Stock Market listing standards and SEC rules and regulations. Each member of our Audit Committee meets the financial literacy requirements of the Nasdaq Stock Market listing standards. Mr. DiVito is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended, or the Securities Act. Our Audit Committee will, among other things:

●	select a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

●	discuss the scope and results of the audit with the independent registered public accounting firm, and review, with management and the independent registered public accounting firm, our interim and year-end operating results;

●	develop procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

●	review our policies on risk assessment and risk management;

●	review related-party transactions; and

●	approve (or, as permitted, pre-approve) all audit and all permissible nonaudit services, other than de minimis nonaudit services, to be performed by the independent registered public accounting firm.

Our Audit Committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the Nasdaq Stock Market. During the year ended December 31, 2017, our Audit Committee met four times.

Compensation Committee

Our Compensation Committee consists of Vincent DiVito, Mark Stevenson and Sam Kapoor. The composition of our Compensation Committee meets the requirements for independence under the Nasdaq Stock Market listing standards and SEC rules and regulations. Each member of the Compensation Committee is also a nonemployee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The purpose of our Compensation Committee is to discharge the responsibilities of our Board relating to compensation of our executive officers. Our Compensation Committee will, among other things:

●	review, approve and determine the compensation of our executive officers;

●	administer our stock and equity incentive plans;

●	make recommendations to our Board regarding director compensation and the establishment and terms of incentive compensation and equity plans; and

●	establish and review general policies relating to compensation and benefits of our employees.

Our Chief Executive Officer (“CEO”) may, from time to time, provide input and recommendation to our Compensation Committee concerning the compensation of our other executive officers. Our CEO may also, from to time, attend Compensation Committee meetings, but he is not present during the Committee’s deliberations regarding executive officer compensation. From time to time, our Compensation Committee may use an independent consultant in considering compensation policies and programs for executive officers. However, our Compensation Committee did not engage an independent consultant during 2017. Our Compensation Committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the Nasdaq Stock Market. During the year ended December 31, 2017, our Compensation Committee met four times and acted by unanimous written consent once.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Vincent DiVito, Mark Slade, Mark Stevenson and S. Shariq Yosufzai, with Mr. DiVito serving as Chairperson. The composition of our Nominating and Corporate Governance Committee meets the requirements for independence under Nasdaq Stock Market listing standards and SEC rules and regulations. Our Nominating and Corporate Governance Committee will, among other things:

●	identify, evaluate and make recommendations to our Board regarding nominees for election to our board of directors and its committees;

●	evaluate the performance of our Board and of individual directors;

●	consider and make recommendations to our Board regarding the composition of our Board and its committees;

●	review developments in corporate governance practices;

●	evaluate the adequacy of our corporate governance practices and reporting; and

●	develop and make recommendations to our Board regarding corporate governance guidelines and matters.

Our Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age, and having the highest personal integrity and ethics. The committee also intends to consider such factors as diversity, an individual’s business experience and skills, independence, judgment, integrity and ability to commit sufficient time and attention to the activities of the Board, as well as the absence of any potential conflicts with our Company’s interests. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of our company, and the long-term interests of our stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills, and such other factors as it deems appropriate, given the current needs of the Board and our Company, to maintain a balance of knowledge, experience, and capability.

Our Nominating and Corporate Governance Committee will consider for directorship candidates nominated by third parties, including stockholders. However, at this time, our Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. The Nominating and Corporate Governance committee believes that it is in the best position to identify, review, evaluate, and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board. For a third party to suggest a candidate, one should provide our corporate secretary, Thomas Murphy, with the name of the candidate, together with a brief biographical sketch and a document indicating the candidate’s willingness to serve if elected.

The Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable listing requirements and rules of the Nasdaq Stock Market. During the year ended December 31, 2017, our Nominating and Corporate Governance Committee met three times.

CEO Search Committee

Our Board has established a CEO Search Committee consisting of Vincent DiVito, Mark Stevenson, S. Shariq Yosufzai and Sam Kapoor. The CEO Search Committee is vested with the authority to engage and work directly with a recognized external executive search and consulting firm to identify highly qualified CEO candidates and to evaluate and interview such candidates and make recommendations to the full Board with respect to the potential hiring of such candidates.

The CEO Search Committee does not have a written charter. The responsibilities and authority of the CEO Search Committee have been determined by resolution of the Board.

Board Leadership Structure and Role in Risk Oversight

On April 19, 2018, Dr. Stephen R. Clarke resigned as our Chairman of the Board, President and Chief Executive Officer. As described above, our Board has established a CEO Search Committee consisting of four (4) independent directors, which committee is currently undertaking, together with a recognized external executive search and consulting firm, a search for a successor CEO. On May 2, 2018, the Board appointed Stephen Cotton, who previously served as our Chief Commercial Officer from January 2015 to June 2017, to serve as our President. Mr. Cotton will formally assume the office of President immediately following the filing of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018. Mr. Cotton will be invited by the CEO Search Committee to interview for the position of CEO, together with all other candidates for such position during the pendency of our permanent CEO search process.

While we have not adopted a formal policy on whether the chairman and chief executive officer positions should be separate or combined, our Board has appointed S. Shariq Yosufzai to serve as Non-Executive Chairman and the lead independent director of the Board in order to effectively separate the roles of chairman and chief executive officer.

Our Board has an active role in overseeing our areas of risk. While the full Board has overall responsibility for risk oversight, the Board has assigned certain areas of risk primarily to designated committees, which report back to the full Board.

Process for Stockholders to Send Communications to our Board of Directors

Because we have always maintained open channels of communication with our stockholders, we do not have a formal policy that provides a process for stockholders to send communications to our Board. However, if a stockholder would like to send a communication to our Board, please address the letter to the attention of our corporate secretary, Francis Knuettel II, and it will be distributed to each director.

Compensation Committee Interlocks and Insider Participation

None of our independent directors or director nominees, Vincent L. DiVito, Mark Slade, Mark Stevenson, Eric A. Prouty, S. Shariq Yosufzai or Sam Kapoor, is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board.

Code of Conduct

We have adopted a code of conduct for all employees, including the chief executive officer, principal financial officer and principal accounting officer or controller, and/or persons performing similar functions, which is available on our website, under the link entitled “Code of Conduct”.

Limitation of Liability of Directors and Indemnification of Directors and Officers

The Delaware General Corporation Law provides that corporations may include a provision in their certificate of incorporation relieving directors of monetary liability for breach of their fiduciary duty as directors, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of a dividend or unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides that directors are not liable to us or our stockholders for monetary damages for breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. In addition to the foregoing, our bylaws provide that we may indemnify directors, officers, employees or agents to the fullest extent permitted by law and we have agreed to provide such indemnification to each of our directors.

The above provisions in our certificate of incorporation and bylaws and in the written indemnity agreements may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their fiduciary duty, even though such an action, if successful, might otherwise have benefited us and our stockholders. However, we believe that the foregoing provisions are necessary to attract and retain qualified persons as directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Armanino LLP (which we refer to as “Armanino”) as our independent registered public accounting firm for the year ending December 31, 2018, and our Board has directed that management submit the appointment of Armanino as our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. A representative of Armanino is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Armanino as our independent registered public accountants is not required by our Bylaws or otherwise. However, our Board is submitting the appointment of Armanino to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain Armanino. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accountant at any time during the year if the Audit Committee determines that such a change would be in the Company’s and our stockholders’ best interests.

Board Recommendation

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ARMANINO LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017

Fees Incurred for Services by Principal Accountant

The following table sets forth the aggregate fees billed to us for services rendered to us for the years ended December 31, 2017 and 2016 by our independent registered public accounting firm, Armanino LLP, for the audit of our consolidated financial statements for the years ended December 31, 2017 and 2016, and assistance with the reporting requirements thereof, the review of our condensed consolidated financial statements included in our quarterly reports on Form 10-Q, the filing of our Form 8-K, and preparation of (Federal and State) Income Tax returns (in thousands).

	2017	2016
Audit Fees	$205	$138
Audit - Related Fees	41	27
Tax Fees	43	34
	$289	$199

Pre-Approval Policies and Procedures

The Audit Committee has responsibility for selecting, appointing, evaluating, compensating, retaining and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established policies and procedures in its charter regarding pre-approval of any audit and non-audit service provided to the Company by the independent registered public accounting firm and the fees and terms thereof.

The Audit Committee considered the compatibility of the provision of other services by its registered public accountant with the maintenance of their independence. The Audit Committee approved all audit and non-audit services provided by Armanino in 2017 and 2016.

Audit Committee Report

The Audit Committee issued the following report for inclusion in this Proxy Statement and our 2017 Annual Report:

●	The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2017 with management of Aqua Metals, Inc. and with Aqua Metals, Inc.’s independent registered public accounting firm, Armanino LLP.

●	The Audit Committee has discussed with Armanino LLP those matters required by the Public Company Accounting Oversight Board (“PCAOB”) Statement on Auditing Standards No. 1301, “Communications with Audit Committee.”

●	The Audit Committee has received and reviewed the written disclosures and the letter from Armanino LLP required by the PCAOB regarding Armanino LLP’s communications with the Audit Committee concerning the accountant’s independence, and has discussed with Armanino LLP its independence from Aqua Metals, Inc. and its management.

Based on the review and discussions referenced to in paragraphs 1 through 3 above, the Audit Committee recommended to our Board that the audited consolidated financial statements for the year ended December 31, 2017 be included in the Annual Report on Form 10-K for that year for filing with the SEC.

AUDIT COMMITTEE

Vincent L. DiVito
Mark Slade
Mark Stevenson

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 25, 2018 by:

●	each person who is known by us to be the beneficial owner of more than five percent (5%) of our issued and outstanding shares of common stock;

●	each of our directors, director nominees and executive officers; and

●	all directors, director nominees and executive officers as a group.

The beneficial ownership of each person was calculated based on 28,694,210 common shares issued and outstanding as of April 25, 2018. The SEC has defined “beneficial ownership” to mean more than ownership in the usual sense. For example, a person has beneficial ownership of a share not only if he owns it, but also if he has the power (solely or shared) to vote, sell or otherwise dispose of the share. Beneficial ownership also includes the number of shares that a person has the right to acquire within 60 days, pursuant to the exercise of options or warrants or the conversion of notes, debentures or other indebtedness. Two or more persons might count as beneficial owners of the same share. Unless otherwise indicated, the address for each reporting person is 1010 Atlantic Avenue, Alameda, California 94501.

	Number of		Percentage
Name of Director, Executive Officer or Director Nominees	Shares		Owned

Stephen R. Clarke	1,788,333	(1)	6.2%
Stephen Cotton	44,500	(2)	—%
Selwyn Mould	747,703	(3)	2.6%
Thomas Murphy	696,872	(3)	2.4%
Vincent L. DiVito	47,150	(4)	* %
Mark Slade	64,396	(5)	* %
Mark Stevenson	5,069	(6)	* %
Mark Weinswig	—	(7)	—%
Eric A. Prouty	—	(8)	—%
S. Shariq Yosufzai	—	(9)	—%
Sam Kapoor	4,000	(10)	* %
Directors, nominees and executive officers as a group	3,398,023		11.8%

	Number of		Percentage
Name and Address of 5% + Holders	Shares		Owned

Interstate Emerging Investments, LLC 12770 Merit Drive, Suite 1000 Dallas, TX 75251	3,483,452	(11)	11.0%

Kanen Wealth Management, LLC and associates 5850 Coral Ridge Drive, Suite 309 Coral Springs, Florida 33076	2,283,678	(12)	8.0%

(1)	Includes 24,918 shares underlying a presently exercisable option. Also, includes 732,560 common shares held by AIC Nevada, Inc. Dr. Clarke is a director and 19% shareholder of AIC Nevada, Inc. and, therefore, is considered to be the beneficial owner of all AIC Nevada shares under the SEC reporting rules. However, Dr. Clarke disclaims beneficial ownership of the AIC Nevada shares except to the extent of his pecuniary interest therein. Dr. Clarke resigned as of Chief Executive Office, President and Chairman of the Board effective as of April 19, 2018.

(2)	Excludes 840,000 shares underlying outstanding options subject to vesting.

(3)	Includes 22,248 shares underlying a presently exercisable option.

(4)	Includes 45,150 shares underlying a presently exercisable option and excludes 30,882 shares underlying outstanding options subject to vesting.

(5)	Includes 36,896 shares underlying a presently exercisable option and excludes 25,735 shares underlying outstanding options subject to vesting.

(6)	Excludes 35,956 shares underlying outstanding options subject to vesting.

(7)	Mr. Weinswig resigned effective as of March 5, 2018.

(8)	Excludes 25,735 shares underlying outstanding options subject to vesting.

(9)	Excludes 38,603 shares underlying outstanding options subject to vesting.

(10)	Excludes 25,735 shares underlying outstanding options subject to vesting.

(11)	Based upon the information provided by Interstate Emerging Investments LLC in a schedule 13D/A filed on May 16, 2017. Consists of (i) 473,827 shares of common stock, (ii) 2,307,378 shares of common stock underlying presently exercisable warrants, and (iii) 702,247 shares of common stock underlying a presently convertible term note.

(12)	Based upon the information provided by Kanen Wealth Management, LLC and associates in a Schedule 13D/A filed on May 3, 2018.

EXECUTIVE OFFICERS AND COMPENSATION

Executive Officers

The following sets forth information regarding the current executive officers of the Company.

Name	Age	Position

Stephen Cotton	51	President
Selwyn Mould	57	Chief Operating Officer
Francis Knuettel II	52	Chief Financial Officer
Thomas Murphy	66	Interim Chief Financial Officer

Stephen Cotton joined the Company full-time effective as of May 7, 2018 and will formally assume the office of President immediately following the filing of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018. Mr. Cotton served as our Chief Commercial Officer from January 2015 to June 9, 2017. Previously, Mr. Cotton co-founded Canara, Inc. in December 2001 and served as its chief executive officer through the sale of the company to a private equity firm in June 2012, after which he served as executive chairman until April 2014. Canara is a global provider of stationary battery systems with integrated monitoring systems and cloud-based monitoring services to many of the largest data center operators. From April 2014 to January 2015 and June 9, 2017 to the present, Mr. Cotton managed his private investments.

Selwyn Mould is a co-founder of our company and has served as our Chief Operating Officer since inception in June 2014 and as our interim Chief Executive Officer following the resignation of Dr. Clarke on April 19, 2018. Mr. Mould also served as a member of our Board from August 2017 until May 2, 2018. From May 2013 to June 2014, Mr. Mould, along with Dr. Clarke and others, engaged in research and development that ultimately lead to their development of the AquaRefining process. From 2008 to May 2013, Mr. Mould served as chief operating officer of Applied Intellectual Capital, Ltd. From 1999 to 2007, Mr. Mould served as head of supply chain for Group Lotus Plc, the sports car manufacturer and engineering consultant. Prior to that he was head of logistics for Pilkington Plc. In his earlier career, Mr. Mould was a production manager for Chloride Industrial Batteries Ltd. Mr. Mould holds an MA in natural sciences from the University of Cambridge with a major in chemistry. Mr. Mould will resign from his current position as our interim Chief Executive Officer immediately following the filing of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018.

Francis Knuettel II joined the Company full-time effective as of April 16, 2018 and will formally assume the role of our Chief Financial Officer immediately following the filing of our Form 10-Q for the fiscal quarter ended March 31, 2018. As Chief Financial Officer, Mr. Knuettel will succeed Thomas Murphy, who has served as our interim Chief Financial Officer since March 5, 2018. Mr. Mr. Knuettel has served as Chief Financial Officer of Marathon Patent Group, Inc. (NASDAQ: MARA) from 2014 to April 2018, where he managed the acquisition of nine entities and closed $50 million on debt financing. From 2007 to 2013, he was Chief Financial Officer for IP Commerce Inc. Previously, Mr. Knuettel held several senior financial positions at InfoSearch Media, Inc., Internet Machines Corporation and Viking Systems, Inc., from 1999 to 2007. Mr. Knuettel holds an MBA from The Wharton School and a BA in Economics from Tufts University.

Thomas Murphy is a co-founder of our company and served as our Chief Financial Officer from our inception in June 2014 through August 10, 2017, at which time Mr. Murphy elected retirement. Mr. Murphy also served as a member of our Board from our inception through August 30, 2017, at which time he resigned from our Board. From May 2013 to June 2014, Mr. Murphy worked alongside his fellow co-founders, Dr. Stephen Clarke and Selwyn Mould, in the development of our AquaRefining process and current business. From September 2009 to May 2013, Mr. Murphy served as Chief Financial Officer of Applied Intellectual Capital, Ltd. In addition, Mr. Murphy has over 30 years’ experience in senior financial positions working in publishing, construction and aviation industries. Mr. Murphy retired in August 2017. On March 5, 2018, our Board approved the appointment of Mr. Murphy as our Chief Financial Officer, on an interim basis. Mr. Murphy will resign from his current position as our interim Chief Financial Officer and will be succeeded by Francis Knuettel II as our permanent Chief Financial Officer, following the filing of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018.

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by or paid to our chief executive officer and our two other highest paid executive officers for the years ended December 31, 2017 and 2016.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards (1) ($)	Option and Warrant Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Stephen Clarke	2017	$410		$—		$—	$—	$—	$—	(2)	$410
Former Chief Executive Officer, President and Chairman of the Board	2016	338		205		—	—	—	6		549

Selwyn Mould	2017	400		—		—	—	—	—		400
Chief Operating Officer	2016	325		200		—	—	—	—		525

Mark Weinswig	2017	121	(3)	125	(3)	581	—	—	—		827
Former Chief Financial Officer

Thomas Murphy	2017	257	(4)	—		—	—	—	43	(4)	300
Interim Chief Financial Officer	2016	309		190		—	—	—	—		499

(1)	Amounts shown in this column do not reflect dollar amounts actually received by our named executive officers. Instead, these amounts reflect the aggregate grant date fair value of each restricted stock unit award computed in accordance with the provisions of FASB ASC Topic 718 (using the closing price of our common stock on the date of grant). Assumptions used in the calculation of these amounts are included in Note 13, Stockholders’ Equity, of our audited consolidated financial statements for the year ended December 31, 2017.

(2)	Dr. Clarke resigned as our Chief Executive Officer, President and Chairman of the Board effective as of April 19, 2018.

(3)	Mr. Weinswig joined us on July 31, 2017 and was appointed our Chief Financial Officer effective August 10, 2017, upon Mr. Murphy’s retirement. Mr. Weinswig was guaranteed a $125,000 bonus for 2017 as part of his employment agreement. Mr. Weinswig resigned as our Chief Financial Officer, and his restricted stock units were forfeited effective as of March 5, 2018.

(4)	Mr. Murphy retired as our Chief Financial Officer on August 9, 2017. Subsequent to his retirement, we entered into a consulting agreement with Mr. Murphy for $7,500 per month for one year plus COBRA reimbursement for 18 months. The amounts in the all other compensation column reflect $35,000 of consulting income and $8,000 of COBRA reimbursement. On March 5, 2018, our Board approved the appointment of Mr. Murphy as our Chief Financial Officer, on an interim basis. Mr. Murphy will resign from his current position as our interim Chief Financial Officer, and will be succeeded by Francis Knuettell II as our permanent Chief Financial Officer, following the filing of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018.

Narrative Disclosure to Summary Compensation Table

Pursuant to the employment agreements we have entered into with certain of our executive officers, we compensate our executive officers at the annual rate of $410,000 for Mr. Cotton, $400,000 for Mr. Mould and $300,000 for Mr. Knuettel. We compensate Mr. Murphy at the annual rate of $380,000 but we do not have a written employment agreement with him. Prior to his resignation, Dr. Clarke was compensated at the annual rate of $410,000. Prior to his resignation, Mr. Weinswig was compensated at the annual rate of $300,000. Our executive officers are entitled to reasonable and customary health insurance and other benefits, at our expense. In addition, Mr. Mould is entitled to a severance payment in the amount of two-times his then annual salary and related benefits in the event of our termination of his employment without cause or his resignation for good reason. All of our executive officers are subject to agreements providing for intellectual property assignment and confidentiality provisions that are customary in our industry.

In December 2016, the Compensation Committee of our Board approved performance-based bonuses for each of our executive officers in the amount of 50% of their base annual salary, all of which was paid in cash. With the exception of a $125,000 bonus that was guaranteed to Mr. Weinswig for 2017 pursuant to his employment agreement, no bonuses were paid to our executive officers in 2017.

In July 2017, we entered into an executive employment agreement with Mr. Weinswig, which provided for an annual salary of $300,000, eligibility for a performance based bonus with a guaranteed bonus of $125,000 for the 2017 calendar year, reasonable and customary health insurance and other benefits, at our expense, and a severance payment in the amount of his annual salary and related benefits in the event of our termination of his employment without cause or his resignation for good reason. The employment agreement provided for intellectual property assignment and confidentiality provisions that are customary in our industry. Concurrent with the execution of his employment agreement, Mr. Weinswig was granted an award of 49,751 restricted stock units (“RSUs”) under our Amended and Restated 2014 Stock Incentive Plan (the “Plan”). Mr. Weinswig resigned as our Chief Financial Officer effective as of March 5, 2018. Mr. Weinswig’s restricted stock units were forfeited upon his resignation on March 5, 2018.

In connection with the appointment of Mr. Cotton as our President, on May 2, 2018, we entered into an executive employment agreement with Mr. Cotton. Pursuant to the employment agreement, we have agreed to compensate Mr. Cotton at the annual rate of $410,000. We have also agreed to provide Mr. Cotton with health and other benefits provided to senior management generally. Mr. Cotton will be eligible to receive annual performance-based bonuses of up to 50% of his annual salary based on the satisfaction of performance milestones as determined annually by the Compensation Committee in its discretion. The performance bonuses will be payable in shares of our common stock. Mr. Cotton will also be eligible to receive a one-time bonus of 100,000 shares of our common stock, subject to and contingent upon the volume-weighted average price of our common stock trading on the Nasdaq Stock Market equaling or exceeding $7.00 per share over any 30 consecutive trading days during the first 12 months of his employment. In the event of our termination of Mr. Cotton without cause or his resignation for good reason, we will continue to pay his salary and benefits then in effect for 12 months following the date of such termination or resignation. Mr. Cotton employment agreement provides for intellectual property assignment and confidentiality provisions that are customary in our industry. In connection with Mr. Cotton’s appointment, we granted Mr. Cotton options to purchase up to 840,000 shares of our common stock. Options to purchase 420,000 common shares are exercisable over a five-year period at an exercise price of $3.00 per share. Options to purchase 210,000 common shares are exercisable over a five-year period at an exercise price of $5.00 per share and options to purchase 210,000 common shares are exercisable over a five year period at an exercise price of $7.00 per share. The options vest in 1/36th increment during each of the first 12 months following the date of grant and thereafter the options vest in one-third increments on the second and third anniversary of the date of grant. The options are issued subject to the terms and conditions of the Plan.

In connection with Mr. Knuettel’s appointment as our Chief Financial Officer, on April 12, 2018, we entered into an executive employment agreement with Mr. Knuettel. Pursuant to the employment agreement, we have agreed to compensate Mr. Knuettel at the annual rate of $300,000. We have also agreed to reimburse Mr. Knuettel up to $4,000 per month for his travel and housing costs for the first 12 months of his employment. Mr. Knuettel will be eligible to receive performance-based bonuses as determined from time to time by the Compensation Committee in its discretion. The employment agreement entitles Mr. Knuettel to reasonable and customary health insurance and other benefits, at our expense, and a severance payment in the event of our termination of his employment without cause or his resignation for good reason. The amount of the severance payment will be (i) $75,000 in the event of such a termination during the first 90 days of the agreement or (ii) in the event of such a termination following first 90 days of the agreement, the greater of $300,000 or one year’s annual salary at the rate then in effect on the date of termination. Mr. Knuettel’s employment agreement provides for intellectual property assignment and confidentiality provisions that are customary in our industry. In connection with his appointment, we also granted Mr. Knuettel an award of 150,000 RSUs under the Plan. Each RSU entitles Mr. Knuettel to receive, for no consideration, one share of our common stock subject to the vesting of the RSU. The RSUs will vest as follows: 50,000 RSUs shall vest on the one-year anniversary of the date of the agreement and, thereafter, 4,167 RSUs shall vest on a monthly basis over the next 24 months. The RSUs are subject to the terms and conditions of the Plan.

Potential Payments upon Termination

As noted above, the employment agreement of Mr. Mould entitles him to a severance payment in the amount of two-times his then annual salary and related benefits in the event of our termination of his employment without cause or his resignation for good reason. Pursuant to Mr. Cotton’s employment agreement, in the event of our termination of Mr. Cotton’s employment without cause or his resignation for good reason, we will continue to pay his salary and benefits then in effect for 12 months following the date of such termination or resignation. Pursuant to Mr. Knuettel’s employment agreement, in the event of our termination of Mr. Knuettel’s employment without cause or his resignation for good reason, he will be entitled to a severance payment equal to (i) $75,000, in the event of such a termination during the first 90 days of the agreement, or (ii) in the event of such a termination following first 90 days of the agreement, the greater of $300,000 or one year’s annual salary at the rate then in effect on the date of termination.

In connection with his resignation on April 19, 2018, Dr. Clarke will receive two years of severance in the form of the continued payment of his salary at the time of his resignation payable at regular payroll periods over a two year period. In addition, Dr. Clarke is entitled to receive the cost of two years’ health insurance benefits, for a total of $39,442, payable in the form of payment of his and his dependents’ monthly COBRA premiums. In connection with Dr. Clarke’s resignation, all of his unvested options immediately became vested and exercisable as of the date of resignation. Mr. Weinswig did not receive any severance payments in connection with his resignation on March 5, 2018.

If a qualifying involuntary termination had occurred on December 31, 2017, our executive officers would have been eligible to receive the following amounts:

Name	Base Salary ($)	Health Insurance Premiums (1) ($)	Total ($)

Stephen Clarke (2)	820	39	859
Stephen Cotton (3)	—	—	—
Selwyn Mould	800	39	839
Mark Weinswig (4)	300	—	300
Francis Knuettel II (5)	—	—	—
Thomas Murphy (6)	—	—	—

(1)	Calculated using the monthly COBRA amount based on health insurance elections at December 31, 2017.

(2)	Dr. Clarke resigned as our Chief Executive Officer, President and Chairman of the Board effective as of April 19, 2018.

(3)	Mr. Cotton was not employed by the Company as of December 31, 2017.

(4)	Mr. Weinswig resigned as our Chief Financial Officer effective as of March 5, 2018.

(5)	Mr. Knuettel was not employed by the Company as of December 31, 2017.

(6)	Mr. Murphy was not employed by the Company as of December 31, 2017.

Outstanding Equity Awards at December 31, 2017

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Stock that have not vested	Market value of Stock that have not vested

Stephen Clarke (2)	24,918	—	5.07	09/17/20	—	—

Selwyn Mould	22,248	—	5.07	09/17/20	—	—

Mark Weinswig (1)	—	—	—	—	49,751	$105,970

Francis Knuettel II (3)	—	—	—	—	—	—

Thomas Murphy	22,248	—	5.07	09/17/20	—	—

(1)	The RSUs were awarded on July 31, 2017 under the Plan and were forfeited upon Mr. Weinswig’s resignation effective March 5, 2018.

(2)	Under the terms of his separation agreement, Dr. Clarke has the right to exercise all of his vested but unexercised options at any time within two (2) years after the effective date of his resignation.

(3)	Mr. Knuettel was not employed by the Company as of December 31, 2017.

Compensation of Directors

We do not compensate any of our executive directors for their service as a director and we have not adopted any policies or plans with regard to the compensation of our independent directors. However, in connection with the appointment of our current independent directors, we agreed to compensate each of the independent directors as follows:

●	We have granted Vincent DiVito options to purchase 21,853 shares of our common stock over a five-year period at an exercise price of $3.56 per share and agreed to pay him annually cash in the amount of $60,000, which was increased to $120,000 effective as of July 2016;

●	We have granted Mark Slade and a former director, Stan Kimmel, options to purchase 17,482 shares of our common stock over a five-year period at an exercise price of $3.56 per share and agreed to pay each annually cash in the amount of $50,000, which was increased to $100,000 for Mr. Slade effective as of July 2016; and

●	We have agreed to make an annual grant to Mr. DiVito and Mr. Slade of options to purchase a number of shares of our common shares equal to $60,000 and $50,000, respectively, based on a Black Scholes valuation, at an exercise price equal to the fair market value of our common stock on the date of grant.

○	During 2016, this resulted in grants on May 1, 2016 of fully vested options to purchase 14,963 and 12,469 shares of our common stock over a five-year period at an exercise price of $8.37 to Mr. DiVito and Mr. Slade, respectively.

○	During 2017, this resulted in grants on May 1, 2017 of fully vested options to purchase 8,334 and 6,945 shares of our common stock over a five-year period at an exercise price of $16.54 to Mr. DiVito and Mr. Slade, respectively. Mr. Stevenson was granted an annual grant of options to purchase a number of shares of our common shares equal to $50,000 prorated to the start of his service in December 2016, or $18,000, resulting in a grant on May 1, 2017 of fully vested options to purchase 2,493 shares of our common stock over a five-year period at an exercise price of $16.54.

●	We granted Mark Stevenson options to purchase 7,728 shares of our common stock over a five-year period at an exercise price of $12.70 per share and agreed to pay annually cash in the amount of $100,000. The options vest over 3 years.

●	On May 4, 2018, we granted to each of our independent directors, including our recent appointees, Eric Prouty, S. Shariq Yosufzai and Sam Kapoor, options to purchase 25,735 shares of our common stock, except in the case of Mr. Yosufzai and Mr. DiVito who received options to purchase 38,603 shares and 30,882 shares, respectively. The options vest in equal 1/12th installments over the first 12 months following the date of grant and are exercisable over a five year period at an exercise price of $3.93 per share.

The directors’ options were granted pursuant to the Plan. The options generally vest and first become exercisable upon grant. The above-described cash payments are in lieu of attendance fees. However, we intend to reimburse our independent directors for their reasonable expenses incurred in connection with attending meetings of our board of directors.

The following table sets forth the compensation we paid to our independent directors during the year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)	Option Awards (1) ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)

Vincent DiVito	120	60	—	—	180
Mark Slade	100	50	—	—	150
Mark Stevenson	100	18	—	—	118

(1)	The dollar amounts in Option Awards column above reflect the values of options as of the grant date in accordance with ASC 718, Compensation-Stock Compensation and, therefore, do not necessarily reflect actual benefits received by the individuals. Assumptions used in the calculation of these amounts are included in Note 13 to our audited consolidated financial statements for the year ended December 31, 2017.

Compensation Committee Report

The compensation committee of the board of directors of Aqua Metals, Inc. has reviewed and discussed with management the Executive Compensation disclosure and related tables and footnotes contained in this Proxy Statement. Based on our review and discussion, we have recommended to the board of directors that the Executive Compensation disclosure and related tables and footnotes be included in this Proxy Statement.

Respectfully submitted, COMPENSATION COMMITTEE Mark Stevenson Vincent L. DiVito Sam Kapoor

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions, Promoters and Director Independence

On May 2, 2018, we entered into a definitive settlement agreement (the “Settlement Agreement”) with David L. Kanen and Kanen Wealth Management, LLC (collectively, together with certain of their respective affiliates and the other participants in their pending proxy solicitation and members of their “group” (as such term is defined in Rule 13d-5 under the Exchange Act, the “Kanen Group”) with respect to the solicitation of proxies by the Kanen Group in opposition to the election of the director-candidates nominated by the Board for election at the Annual Meeting. As a result of the Settlement Agreement, the Kanen Group has terminated its opposition solicitation and has withdrawn its nomination of opposition director candidates previously submitted to the Company.

Pursuant to the Settlement Agreement, the Board has (i) expanded the Board from five (5) to six (6) directors, (ii) appointed S. Shariq Yosufzai and Sam Kapoor as directors of the Company, effective as of the date of Settlement Agreement, and (iii) nominated Messrs. Yosufzai and Kapoor as Board-approved and recommended director candidates for election to the Board by the Company’s stockholders at the Annual Meeting, in addition to Vincent L. DiVito, Mark Slade, Eric Prouty and Mark Stevenson, each of whom had previously been nominated by the Board for election to the Board at the Annual Meeting. The Board has also elected Mr. Yosufzai as Non-Executive Chairman and lead independent director of the Board. In connection with the Settlement Agreement, Selwyn Mould has resigned as a director of the Company, effective upon the execution and delivery of the Settlement Agreement.

Pursuant to the Settlement Agreement, the Kanen Group and the Company have agreed that, until the earlier of (x) May 2, 2020 and (y) such date on which the Kanen Group no longer, directly or indirectly, beneficially owns at least 4.0% of the Company’s outstanding Common Stock (the earlier of such events described in clauses (x) and (y) above, the “Nomination Right Expiration Date”), the Kanen Group will have the right to submit to the Nominating Committee two (2) nominees for inclusion as Board-recommended director candidates (the “Kanen Nominees”) in the Company’s definitive proxy materials with respect to (i) the Annual Meeting and (ii) each annual meeting of the Company’s stockholders subsequently convened prior to the Nomination Right Expiration Date at which directors of the Company are to be elected (each, a “Post-2018 Annual Meeting”). Each Kanen Nominee is required to qualify as an “independent director” under applicable Nasdaq Stock Market rules. The Kanen Group’s right to submit nominees for election to the Board is subject to certain procedural and information requirements set forth in the Settlement Agreement. The Kanen Group will have the right to substitute any Kanen Nominee who is not nominated or elected to the Board, or who resigns, is removed by the Company’s stockholders or otherwise becomes unable or unavailable to serve as a director of the Company.

Pursuant to the Settlement Agreement, the Company has agreed to (i) promptly amend and/or supplement its definitive proxy materials previously disseminated to the Company’s stockholders in respect of the Annual Meeting to include therein, among other things, the Kanen Designees as Board-approved and recommended director candidates for election by the Company’s stockholders at the Annual Meeting, file such additional definitive proxy materials with the SEC, and commence mailing on the date of such filing such additional definitive materials to all stockholders of record as of April 25, 2018; and (ii) recommend, support and solicit proxies for the Kanen Designees at the Annual Meeting in the same manner as it recommends, supports and solicits proxies for the election of the other nominees nominated by the Board for election as directors at the Annual Meeting. The Board has also determined to postpone the date of the Annual Meeting from June 5, 2018 to June 12, 2018.

Concurrently with their appointments to the Board, Messrs. Yosufzai and Kapoor, together with incumbent directors Mr. Vincent L. Divito and Mark Stevenson, have been appointed to serve on the Board’s newly constituted CEO Search Committee. In addition, Mr. Yosufzai has been appointed to the Nominating Committee, and Mr. Kapoor has been appointed to the Compensation Committee. Effective immediately upon his appointment to the Board, Mr. Yosufzai has been appointed by the Board to serve as Non-Executive Chairman and the lead independent director of the Board. In addition, the Company has agreed that, during the one-year period commencing on the first day next following the final tabulation and certification of the voting results for the election of the Company directors at the Annual Meeting, Mr. Kanen will have the right, upon each express invitation of the Board, to attend all or any portions of meetings of the Board as an observer (with no voting rights).

Pursuant to the Settlement Agreement, the Company has agreed that at any time prior to the Nomination Right Expiration Date, the Board will not take any action to increase the size of the Board to more than seven (7) directors unless the Kanen Designees then serving on the Board consent to such action. Once a permanent CEO has been identified and appointed by the Board, upon the recommendation of the CEO Search Committee, he or she will be appointed by the Board to serve as a seventh (7th) director of the Company. The Settlement Agreement provides that Selwyn Mould will resign from his current position as the Company’s interim CEO immediately following the filing of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018. Mr. Mould will continue to serve as the Company’s Chief Operating Officer. The Settlement Agreement also provides that Thomas M. Murphy will resign as our interim Chief Financial Officer and will be succeeded by Francis Knuettell II as our permanent Chief Financial Officer on the first business day next following the public announcement of our earnings for the fiscal quarter ended March 31, 2018.

Pursuant to the Settlement Agreement, the Kanen Group has agreed that, until the Nomination Right Expiration Date, the Kanen Group will (i) appear at the Annual Meeting and each Post-2018 Annual Meeting or to otherwise cause all shares of our common stock beneficially owned by the Kanen Group to be counted as present thereat for purposes of establishing a quorum, (ii) vote all shares of our common stock beneficially owned by the Kanen Group on the Company’s proxy card or voting instruction form in favor of each of the nominees for election as directors nominated by the Board and recommended by the Board (and not in favor of any other nominees to serve on the Board) and, subject to certain exceptions, each of the proposals listed on the Company’s proxy card or voting instruction form as identified in the Company’s definitive proxy statement or supplement thereto in accordance with the Board’s recommendations, including in favor of all matters recommended by the Board for stockholder approval and against all matters that the Board recommends against stockholder approval.

Pursuant to the Settlement Agreement, the Kanen Group has agreed not to take various actions pursuant to the terms of a comprehensive and customary certain “standstill” provision during the period commencing on May 2, 2018 and terminating at 11:59 p.m., Eastern Time, on December 31, 2019.

Pursuant to the Settlement Agreement, the Company has agreed to reimburse the Kanen Group for its reasonable, documented fees and out-of-pocket expenses (including legal expenses and proxy solicitation expenses) in an amount up to $200,000 incurred in connection with matters relating to the Annual Meeting and the negotiation and execution of the Settlement Agreement.

Since January 1, 2016, we have not entered into any transactions where the amount exceeded $120,000 with any of our directors, officers, beneficial owners of five percent or more of our common shares, any immediate family members of the foregoing or entities of which any of the foregoing are also officers or directors or in which they have a material financial interest, other than:

●	the compensatory arrangements with our executive officers and directors described elsewhere in this Proxy Statement;

●	a series of transactions with Interstate Battery and its affiliate, a greater than five percent owner of our common shares, described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – General - Interstate Battery Partnership” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 15, 2018;

●	our payment of $116,000 and $156,000 of salary, bonus and consulting fees to an employee of ours who is the brother of our chief executive officer for the years ended December 31, 2017 and 2016, respectively; and

●	the Settlement Agreement, as described above.

We have adopted a policy that any transactions with directors, officers, beneficial owners of five percent or more of our common shares, any immediate family members of the foregoing or entities of which any of the foregoing are also officers or directors or in which they have a financial interest, will only be on terms consistent with industry standards and approved by a majority of the disinterested directors of our Board.

OTHER MATTERS

Section 16(A) Beneficial Ownership Reporting Compliance

Rules adopted by the SEC under Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, require our officers and directors, and persons who own more than 10% of the issued and outstanding shares of our equity securities, to file reports of their ownership, and changes in ownership, of such securities with the SEC on Forms 3, 4 or 5, as appropriate. Such persons are required by the regulations of the SEC to furnish us with copies of all forms they file pursuant to Section 16(a).

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us during our most recent fiscal year, and any written representations provided to us, we believe that all of the officers, directors, and owners of more than 10% of the outstanding shares of our common stock complied with Section 16(a) of the Exchange Act for the year ended December 31, 2017.

Stockholder Proposals and Director Nominations for 2019 Annual Meeting

For any proposal, including director nominees, to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2019 annual meeting, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934. Such proposals must be received by the Company at its offices at 1010 Atlantic Avenue, Alameda, California 94501 on or before January 1, 2019. Our Board will review any proposals from eligible stockholders that it receives by that date and will make a determination whether any such proposals will be included in our proxy materials. Any proposal received after that date shall be considered untimely and shall not be made a part of our proxy materials.

A stockholder who wishes to make a proposal at the next annual meeting without including the proposal in our proxy statement must also notify us within a reasonable time before we print and mail the proxy materials. If a stockholder fails to give reasonable advance notice, then the persons named as proxies in the proxies solicited by us for the next annual meeting will have discretionary authority to vote on the proposal.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Aqua Metals, Inc., 1010 Atlantic Avenue, Alameda, California 94501, Attention: Investor Relations, or contact Investor Relations by telephone at (510) 479-7635. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Other Matters

We will also consider any other business that properly comes before the annual meeting, or any adjournment or postponement thereof. As of the record date, we are not aware of any other matters to be submitted for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, the persons named on the enclosed proxy card will vote the shares they represent using their best judgment.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, which might incorporate future filings made by us under those statutes, the preceding Audit Committee Report will not be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting materials and is not incorporated herein by reference.

By Order of the Board of Directors

S. Shariq Yosufzai
Chairman of the Board

Alameda, California
May 7, 2018

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 is available without charge upon written request to: Corporate Secretary, Aqua Metals, Inc., 1010 Atlantic Avenue, Alameda, California 94501.